As filed with the Securities and Exchange Commission on November 13, 2000
                                Registration No.
                                   333-45832

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             RHINO ECOSYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                       Florida                             65-0939751
           (State or other jurisdiction of               (IRS Employer
             incorporation or organization)          Identification Number)

                40 Trowers Road, Woodbridge, Ontario, Canada L4L
                7K6 (Address of Registrant's principal executive
                              offices and zip code)

       Registrant's telephone number, including area code: (905) 264-0198

 Consulting Agreements with E.A. Hollander, Colin Mallet, Jurgeon Garbe, Gary Schwanz,
 Srdjan Novak, Ivana Nikolic, Audrey Thaler, Julie Beth Levine, Steven Salzburg, and William Tang
             and Employment and Fee Agreement with Richard P. Greene
                            (Full title of the plans)

                             Richard P. Greene, Esq.
                             Richard P. Greene, P.A.
       2455 E. Sunrise Boulevard, Suite 905, Ft. Lauderdale, Florida 33304
                                 (954) 564-6616
    (Address, including zip code, and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------
Title of Each                                  Proposed Maximum            Proposed Maximum            Amount
Class of                        Amount             Offering                    Aggregate                 of
Securities to                    to be             Price per                   Offering             Registration
be Registered                 Registered         Share/Option                    Price                   Fee
----------------------------------------------------------------------------------------------

Common Stock, $.0001 par value:
E.A. Hollander (2)              N/A(1)                N/A                         N/A                    N/A
Colin Mallet (2)                N/A(1)                N/A                         N/A                    N/A
Jurgeon Garbe (2)               N/A(1)                N/A                         N/A                    N/A
Gary Schwanz (2)                N/A(1)                N/A                         N/A                    N/A
Srdjan Novak (3)                N/A(1)                N/A                         N/A                    N/A
Ivana Nikolic (3)               N/A(1)                N/A                         N/A                    N/A
Audrey Thaler (3)               N/A(1)                N/A                         N/A                    N/A
Julie Beth Levine (3)           N/A(1)                N/A                         N/A                    N/A
Steven Salzburg (3)             N/A(1)                N/A                         N/A                    N/A
William Tang (3)                N/A(1)                N/A                         N/A                    N/A
Richard P. Greene (2)           N/A(1)                N/A                         N/A                    N/A
TOTAL                                                                                                    N/A
---------------------------------------------------------------------------------------------

(1) No additional securities are to be registered and registration fees were paid upon the filing of the original Registration Statement No. 333-45832. Therefore, no further registration fee is required.

(2) Represents shares previously registered and held by Registrant to be issued to Consultants based upon performance of services pursuant to Consulting Agreements.

(3) Represents shares which are being canceled since the Registrant has not received services of equal value for the shares. The shares shall be returned to treasury.

                                     PART I

Item 1.  Plan Information.

         Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not applicable.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

         The Registrant incorporates the following documents by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1999;

         (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2000;

         (c) The Registrant's Articles of Incorporation and Amendments thereto, and the Registrant's Bylaws;

         (d) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Item 4.  Description of Securities.

         The Registrant's common stock, including shares previously registered in the Company's Registration Statement on Form S-8 filed August 23, 2000 of which this Post Effective Amendment No. 1 forms a part, is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Registrant's authorized capitalization is 25,000,000 shares of common stock, $.0001 par value, of which approximately 6,525,539 shares of common stock are issued and outstanding.

         Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

         Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Officers and Directors.

         The Registrant is a Florida corporation. The General Corporation Law of Florida provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as Amended, incorporate the indemnification provisions of the General Corporation Law of Florida to the fullest extent provided.

         The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

Exhibit           Description
5                 Opinion of Richard P. Greene, P.A.
10.1              Consulting Agreement with E.A. Hollander *
10.2              Consulting Agreement with Colin Mallet *
10.3              Consulting Agreement with Jurgeon Garbe *
10.4              Consulting Agreement with Gary Schwanz *
10.5              Consulting Agreement with Srdjan Novak *
10.6              Consulting Agreement with Ivana Nikolic *
10.7              Consulting Agreement with Audrey Thaler *
10.8              Consulting Agreement with Julie Beth Levine *
10.9              Consulting Agreement with Steven Salzburg *
10.10             Consulting Agreement with William Tang *
10.11             Employment & Fee Agreement with Richard P. Greene, P.A. *
23.1              Consent of Richard P. Greene, P.A.
23.2              Consent of KPMG, LLP
--------------------------
* Previously filed as an exhibit to Rhino Ecosystems, Inc.'s Registration Statement filed with the Commission on August 23, 2000.

Item 9.  Undertakings.

         A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 13th day of November, 2000.


                             RHINO ECOSYSTEMS, INC.


                        By:  /s/ Mark Wiertzema
                    -------------------------------------
                                 Mark Wiertzema, President and CFO

                        By:  /s/ Gordon Novak
                    -------------------------------------
                                 Gordan Novak, Vice President

                        By:  /s/ Jan Walsh
                    -----------------------------------
                                 Jan Walsh, Secretary/Treasurer

                                  EXHIBIT INDEX


Exhibit           Description                                               Page
-------           -----------                                              -----

5                 Opinion of Richard P. Greene, P.A.

10.1              Consulting Agreement with E.A. Hollander *
10.2              Consulting Agreement with Colin Mallet *
10.3              Consulting Agreement with Jurgeon Garbe *
10.4              Consulting Agreement with Gary Schwanz *
10.5              Consulting Agreement with Srdjan Novak *
10.6              Consulting Agreement with Ivana Nikolic *
10.7              Consulting Agreement with Audrey Thaler *
10.8              Consulting Agreement with Julie Beth Levine *
10.9              Consulting Agreement with Steven Salzburg *
10.10             Consulting Agreement with William Tang *
10.11             Employment & Fee Agreement with Richard P. Greene, P.A. *

23.1              Consent of Richard P. Greene, P.A.

23.2              Consent of KPMG, LLP
---------------------------

* Previously filed as an exhibit to Rhino Ecosystems, Inc.'s Registration Statement filed with the Commission on August 23, 2000.

EXHIBIT 5
                                   LAW OFFICES
                             RICHARD P. GREENE, P.A.
                             INTERNATIONAL BUILDING
                           2455 EAST SUNRISE BOULEVARD
                                    SUITE 905
                         FORT LAUDERDALE, FLORIDA 33304
                                     ------
                            TELEPHONE: (954) 564-6616
                               FAX: (954) 561-0997

                                November 13, 2000

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Rhino Ecosystems, Inc.

Gentlemen:

         Reference is made to the Post Effective Amendment Number 1 to the Registration Statement on Form S-8 (the "Registration Statement") of Rhino Ecosystems, Inc. (the "Company"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration and distribution of up to 670,000 shares (the "Shares") of common stock, $.0001 par value per share of the Company pursuant to Consulting Agreements.

         We have acted as counsel to the Company only in connection with the preparation of the Post Effective Amendment Number 1 to the Registration Statement pursuant to which the Shares were registered, in so acting, have examined the originals and copies of corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth.

         In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

         Of the 670,000 Shares previously registered, 390,000 shares are being canceled by the Company and returned to treasury based upon the Company not receiving services of equal value for the 390,000 Shares. 280,000 of the Shares previously registered shall remain available to pay for specific services performed or to be performed on behalf of the Company.

         Based upon the foregoing, we are of the opinion that:

         1. The 280,000 Shares of the Company registered with the Securities and Exchange Commission, having been issued and sold pursuant to the Registration Statement, are fully paid and non-assessable and there will be no personal liability to the owners thereof.

U.S. Securities and Exchange Commission
Page Two


         This law firm hereby consents to the use of this opinion in connection with the Company's Registration Statement and the inclusion of this opinion as an Exhibit thereto.

                                                     Very truly yours,

                                                     RICHARD P. GREENE, P.A.

                                                     /s/ Richard P. Greene
                                                     ----------------------
                                                     Richard P. Greene
                                                     For the Firm

RPG\evb

EXHIBIT 23.1

                                   LAW OFFICES
                             RICHARD P. GREENE, P.A.
                             INTERNATIONAL BUILDING
                           2455 EAST SUNRISE BOULEVARD
                                    SUITE 905
                         FORT LAUDERDALE, FLORIDA 33304
                                     ------
                            TELEPHONE: (954) 564-6616
                               FAX: (954) 561-0997




                                November 13, 2000

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Rhino Ecosystems, Inc.

Dear Sir or Madam:

         This Firm hereby consents to the use of its name in the Post Effective Amendment Number 1 to Registration Statement on Form S-8 as filed via EDGAR with the Washington, D.C. Office of the U.S. Securities and Exchange Commission on November 13, 2000, or as soon thereafter as is reasonably practicable.

                                                     Very truly yours,

                                                     RICHARD P. GREENE, P.A.

                                                     /s/  Richard P. Greene
                                                     ----------------------
                                                     Richard P. Greene
                                                     For the Firm

RPG/evb

EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



KPMG LLP
Chartered Accountants
Suite 3300 Commerce Court West
PO Box 31 Commence Court
Toronto ON M5L 182
Telephone: 416.777.8500
Telefax:   416.777.8818


To the Board of Directors
Rhino Ecosystems, Inc.



We consent to incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement on Form S-8 of Rhino Ecosystems, Inc. of our report dated September 7, 1999 on the balance sheets of Rhino Ecosystems Inc., as of July 31, 1999, 1998 and 1997, and the related three-year period ended July 31, 1999, which report appears in the Amendment No. 1 to Form 10-SB filed on December 15, 1999.



/s/ KPMG LLP
    KPMG LLP

Chartered accountants

toronto, Canada
November 13, 2000